EXHIBIT 10.1
LIBOR TRANSITION AMENDMENT

THIS LIBOR TRANSITION AMENDMENT (this “Agreement”), dated as of October 18, 2021 (the “Amendment Effective Date”), is entered into among Visa Inc., a Delaware corporation, Visa International Service Association, a Delaware corporation, Visa U.S.A. Inc., a Delaware corporation, and Visa Europe Limited, a private company limited by shares incorporated under the laws of England and Wales (collectively, the “Borrowers”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers, the lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent, have entered into that certain Amended and Restated Five Year Revolving Credit Agreement dated as of July 25, 2019 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, certain loans and/or other extensions of credit (the “Loans”) under the Credit Agreement denominated in Sterling and, in the case of Loans bearing interest at the Overnight Rate, Euros (collectively, the “Impacted Currencies”) incur or are permitted to incur interest based on the London Interbank Offered Rate as administered by the ICE Benchmark Administration (“LIBOR”) in accordance with the terms of the Credit Agreement;

WHEREAS, applicable parties under the Credit Agreement have determined in accordance with the Credit Agreement that, on and after January 1, 2022, LIBOR for the Impacted Currencies should be replaced with a successor rate in accordance with the Credit Agreement and, in connection therewith, the Administrative Agent has determined that certain conforming changes are necessary or advisable.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms. Capitalized terms used herein but not otherwise defined herein (including on any Appendix attached hereto) shall have the meanings provided to such terms in the Credit Agreement, as amended by this Agreement.

2.Agreement. Notwithstanding any provision of the Credit Agreement or any other document related thereto (the “Loan Documents”) to the contrary, the parties hereto hereby agree that, on and after January 1, 2022, the terms set forth on Appendix A shall apply to the Impacted Currencies. For the avoidance of doubt, to the extent provisions in the Credit Agreement apply to the Impacted Currencies and such provisions are not specifically addressed by Appendix A, the provisions in the Credit Agreement shall continue to apply to the Impacted Currencies.

3.Conflict with Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms hereof shall control.

4.Conditions Precedent. This Agreement shall become effective, upon receipt by the Administrative Agent of counterparts of this Agreement, properly executed by the Borrowers and the Administrative Agent.

5.Payment of Expenses. The Borrowers agree to reimburse the Administrative Agent for all reasonable fees, charges and disbursements of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including all reasonable fees, charges and disbursements of counsel to the Administrative Agent (paid directly to such counsel if requested by the Administrative Agent).

6.Miscellaneous.

(a)The Loan Documents, and the obligations of the Borrowers under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

(b)Each Borrower (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its obligations under the Loan Documents and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.

(c)Each Borrower represents and warrants that:

(i)The execution, delivery and performance by such Borrower of this Agreement is within such Borrower’s corporate or other applicable organizational powers and has been duly authorized by all necessary corporate or other applicable organizational action.

(ii)This Agreement has been duly executed and delivered by such Borrower, and constitutes a valid and binding obligation of such Borrower, enforceable against it in accordance with the terms hereof, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(iii)The execution and delivery by such Borrower of this Agreement and performance by such Borrower of this Agreement do not and will not violate (a) any Law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, (b) such Borrower’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws or operating or other similar governing document, as the case may be, or (c) the provisions of any material indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien on the Property of such Borrower or any of its Subsidiaries pursuant to the terms of any such material indenture, instrument or agreement, in each case, that would reasonably be expected to have a Material Adverse Effect.

(iv)Before and after giving effect to this Agreement, (A) all representations and warranties of such Borrower set forth in the Loan Documents (other than Sections
5.5 and 5.7 of the Credit Agreement) are true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) as of the Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, in the case of any such representation or warranty already qualified as to materiality, in all respects) on and as of such earlier date), and (B) no Event of Default exists.

(d)This Agreement may be in the form of an electronic record (in “.pdf” form or otherwise) and may be executed using electronic signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed Agreement which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Agreement converted into another format, for transmission, delivery and/or retention.

(e)Any provision of this Agreement held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)The terms of the Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:    VISA INC.

By: /s/ Vasant M. Prabhu
Name: Vasant M. Prabhu
Title: Vice Chair, Chief Financial Officer

By: /s/ Colleen Ostrowski
Name: Colleen Ostrowski
Title: Senior Vice President and Treasurer

VISA INTERNATIONAL SERVICE ASSOCIATION

By: /s/ Vasant M. Prabhu
Name: Vasant M. Prabhu
Title: Vice Chair, Chief Financial Officer

By: /s/ Colleen Ostrowski
Name: Colleen Ostrowski
Title: Senior Vice President and Treasurer

VISA U.S.A. INC.

By: /s/ Vasant M. Prabhu
Name: Vasant M. Prabhu
Title: Vice Chair, Chief Financial Officer

By: /s/ Colleen Ostrowski
Name: Colleen Ostrowski
Title: Senior Vice President and Treasurer

VISA EUROPE LIMITED

By: /s/ Charlotte Hogg
Name: Charlotte Hogg
Title: Chief Executive Officer

By: /s/ Robert Livingston
Name: Robert Livingston
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Anthea Del Bianco
Name: Anthea Del Bianco
Title: Vice President

Appendix A

TERMS APPLICABLE TO ALTERNATIVE CURRENCY LOANS

1.Defined Terms. The following terms shall have the meanings set forth below:

“Alternative Currency” means Sterling or Euros.

“Alternative Currency Daily Rate” means, for any day, with respect to any extension of credit under the Credit Agreement denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Advance” means an Advance that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Advances must be denominated in Sterling.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in Sterling.

“Base Rate Advance” means a Revolving Advance which, except as otherwise provided in Section 2.14, bears interest at the Base Rate. All Base Rate Advances shall be denominated in Dollars.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Compensation Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (b) with respect to any amount denominated in Euro, the Daily Floating One Month Rate and (c) with respect to any amount denominated in Sterling, SONIA.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SONIA, or any proposed Successor Rate for any currency, any conforming changes to the definitions of “SONIA”, “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in good faith and in the discretion of the Administrative Agent in consultation with the Borrowers, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such currency (or, if the Administrative Agent determines in good faith that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such currency exists, in such other manner of administration as the Administrative Agent determines in good faith is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Currency Reference Rate” means any of the Daily Floating One Month Rate, the Eurocurrency Rate or the Alternative Currency Daily Rate.

“Eligible Currency” means, in respect of any Class, any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) [reserved], (d) which is convertible into Dollars in the international interbank market and (e) as to which an Equivalent Amount may be readily calculated. If, after the designation by the applicable Revolving Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the applicable Revolving Lenders and Visa Inc., and such currency shall no longer be an Agreed Currency until such time as all applicable Revolving Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Interest Payment Date” means, as to any Alternative Currency Daily Rate Loan, the last day of each calendar month and the applicable maturity date set forth in the Credit Agreement.

“Interest Period” means, with respect to a Eurocurrency Rate Advance denominated in any Agreed Currency, a period of one, three or six months, provided that such Interest Periods shall be available only if quotations for such Interest Periods are at the time available as provided herein) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, three or six months thereafter, as applicable; provided that if there is no such numerically corresponding day in such next, third or sixth succeeding month, as applicable, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month, as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. Notwithstanding the foregoing, no Borrower may select any Interest Period for a Revolving Loan that extends beyond the scheduled Termination Date.

“Overnight Rate” means, for each Tranche B Same Day Multi-Currency Advance and each Swing Loan denominated in Euros, the rate per annum determined as of the date such Tranche B Same Day Multi-Currency Advance or Swing Loan is made equal to the Euro Short Term Rate (“€STR”) as administered by European Central Bank (or any other person which takes over the administration of that rate, the “€STR Administrator”) displayed on the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for €STR identified as such by the €STR Administrator from time to time on the Business Day preceding the date of determination; provided, that if the Overnight Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If on any day €STR has not been published on the €STR Administrator’s Website, then €STR for such day will be €STR as published in respect of the first preceding Business Day for which €STR was published on the €STR Administrator’s Website.

“Same Day Rate” means, for any day (a) with respect to each Same Day Dollar Advance, the rate per annum equal to the greater of (i) the Federal Funds Rate and (ii) the Daily Floating One Month Rate, (b) with respect to each Tranche B Same Day Multi-Currency Advance and each Swing Loan denominated in Euros, the rate per annum equal to the Overnight Rate and (c) with respect to each Tranche B Same Day Multi-Currency Advance and each Swing Loan denominated in Sterling, the rate per annum equal to the Alternative Currency Daily Rate.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“Successor Rate” means the Reference Rate Successor Rate as defined in the Credit Agreement.

“Type” means, with respect to any Revolving Advance, its nature as a Base Rate Advance, a Same Day Dollar Advance, a Eurocurrency Rate Advance, Alternative Currency Daily Rate Advance or, in the case of Tranche B Advance, a Tranche B Same Day Multi- Currency Advance.

2.Terms Applicable to Alternative Currency Daily Rate Loans. From and after January 1, 2022, the parties hereto agree as follows:

(a)Alternative Currencies. (i) No Alternative Currency shall be considered a currency for which there is a published LIBOR rate, and (ii) any request for a new Loan denominated in Sterling, or to continue an existing Loan denominated in Sterling, shall be deemed to be a request for a new Loan bearing interest at the Alternative Currency Daily Rate; provided, that, to the extent any Loan denominated in Sterling bearing interest at the Eurocurrency Rate is outstanding on the Amendment Effective Date, such Loan shall continue to bear interest at the Eurocurrency Rate until the end of the current Interest Period or payment period applicable to such Loan unless, in the case of a Loan that bears interest at a daily floating rate, such daily floating rate is no longer representative or being made available, in which case such Loan shall bear interest at the applicable Alternative Currency Daily Rate immediately upon the effectiveness of this Agreement.

(b)References to Eurocurrency Rate and Eurocurrency Rate Loans in the Credit Agreement and Loan Documents.

(i)References to the Eurocurrency Rate and Eurocurrency Rate Loans in provisions of the Credit Agreement and the other Loan Documents that are not specifically addressed herein (other than the definitions of Eurocurrency Rate and Eurocurrency Rate Loan) shall be deemed to include Alternative Currency Daily Rate Loans.

(ii)For purposes of any requirement for a Borrower to compensate Lenders for losses in the Credit Agreement resulting from any continuation, conversion, payment or prepayment of any Alternative Currency Loan on a day other than the last day of any

Interest Period (as defined in the Credit Agreement), references to the Interest Period (as defined in the Credit Agreement) shall be deemed to include any relevant interest payment date or payment period for an Alternative Currency Daily Rate Loan.

(c)Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Alternative Currency Daily Rate” or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing, or of any Conforming Changes.

(d)Borrowings and Continuations of Alternative Currency Loans. In addition to any other borrowing requirements set forth in the Credit Agreement:

(i)Conforming Changes. With respect to any Alternative Currency Daily Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, in the Credit Agreement or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement, the Credit Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

(ii)Revolving Advance Borrowing Notice. For purposes of a borrowing of Alternative Currency Daily Rate Loans, the Borrowers shall use the Revolving Advance Borrowing Notice attached hereto as Exhibit A.

(e)Interest.

(i)Subject to the provisions of the Credit Agreement with respect to default interest, each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Margin.

(ii)Interest on each Alternative Currency Daily Rate Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified the Credit Agreement.

(f)Computations. All computations of interest for Alternative Currency Daily Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Daily Rate Loans as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Alternative Currency Daily Rate Loan for the day on which the Alternative Currency Daily Rate Loan is made, and shall not accrue on an Alternative Currency Daily Rate Loan, or any portion thereof, for the day on which the Alternative Currency Loan or such portion is paid, provided that any Alternative Currency Daily Rate Loan that is repaid on the same day on which it is made shall, subject to the terms of the Credit Agreement, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(g)    Successor Rates. The provisions in the Credit Agreement addressing the replacement of a current Successor Rate for a currency shall be deemed to apply to Alternative Currency Daily Rate Loans and SONIA, as applicable, and the related defined terms shall be deemed to include Sterling and SONIA, as applicable.